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                                                                  Exhibit 10 (b)


                      CLEVELAND-CLIFFS INC AND SUBSIDIARIES
                      MANAGEMENT PERFORMANCE INCENTIVE PLAN
                                     SUMMARY

                            EFFECTIVE JANUARY 1, 2002

1. The Management Performance Incentive Plan ("MPI Plan") provides a significant financial incentive for designated management employees of Cleveland-Cliffs Inc and subsidiaries ("Company") to maximize Company, unit, and personal performance in achieving current results and longer range objectives. The MPI Plan is designed to place a significant portion of annual compensation at risk with performance and to provide above average compensation for outstanding performance.

2. The MPI Plan is administered by the Company's Compensation and Organization Committee ("Committee") which is composed of non-employee Directors, none of whom are eligible to participate in the MPI Plan.

3. Participants in the MPI Plan are officers and salaried employees in designated management positions. The number of designated management positions is controlled through the broadband system to maintain an efficient ratio of management to non-management employees.

4. Utilizing the broadband system, the management positions fall under one of six separate salary ranges ("Bands"), with each Band defining a broad range of salaries and specifying a percentage target bonus ("Percentage Target Bonus") applicable to all positions within that Band. The general objective is to establish salary control points based on the 50th percentile of market survey data. Position salaries are based on national compensation data and internal organizational relationships and are periodically reviewed to maintain a compensation level which is competitive with similar positions in similar companies.

5. The national compensation data includes determination of typical performance bonus payments for management positions at various responsibility levels. This data is used to determine a competitive Percentage Target Bonus applicable to each Band which Percentage Target Bonus is applied to salaries within that Band to determine the participants' respective target bonuses ("Target Bonuses"). The Percentage Target Bonus may be revised periodically according to survey data.

6. The Chief Executive Officer ("CEO") approves the Bands for all management positions except Bands for officer positions, which are approved by the Committee.
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7.    Each year the Committee will approve a bonus funding structure which will be used to determine the bonus pool for the then current year. The bonus funding structure will be based on the Company's performance as measured by a scorecard formula ("Scorecard") utilizing performance drivers, which reflect the criteria for attainment of objectives for that year ("Performance Drivers") at threshold, target and outstanding performance levels ("Performance Standards"). The Performance Drivers will be assigned specific weightings to be applied in determining final overall performance for the year ("Total Weighted Performance"). The Performance Standards required under the Scorecard with respect to each Performance Driver will be calibrated each year based upon the current business environment with a minimum bonus opportunity at defined threshold levels for officers and other management positions. Bonus pool funding is based upon the percentage level of the Company's achievement of the Performance Standards set by the Scorecard for each Performance Driver ("Funding Percentages"), and the weighting assigned to each Funding Percentage for the year. Notwithstanding the established Performance Standards for such year, and if otherwise warranted, the Committee has the discretion to increase Funding Percentages with respect to each Performance Driver so as to have an overall result in Total Weighted Performance up to 35% of the Target Bonuses for officers and up to 50% of the Target Bonuses for other management positions.

8. In the January following the close of each year, the bonus pool will be determined using the Scorecard. Such funded bonus pool can be zero and cannot exceed 300% of the officers' aggregate Target Bonuses and cannot exceed 200% of the aggregate Target Bonuses for other management positions. The funded pool will be distributed to participants based on Target Bonuses and performance. Upon approval of the Committee, an additional bonus pool of 10% of target bonuses will be set aside for distribution at the discretion of the CEO. When used, discretionary awards will reward participants whose contributions to achievement of the Company's performance objectives exceeded all expectations.

9. At the discretion of the Committee and subject to the availability of authorized stock, bonus payments to participants may be made in cash or shares of the Company's stock or a combination thereof, and restrictions may be placed on the vesting of any stock award.

10. Generally, bonus payments to participants will be made by the end of February for the prior calendar year after audited financial results are determined.

11. Following designation as a participant in the MPI Plan and prior to the payment of a bonus, neither the participant nor the estate or anyone claiming through such participant has any right to share in the bonus pool for such year. However, the MPI Plan provides, at the sole discretion of the Committee and CEO, that awards may be made to a participant whose employment terminates during the calendar
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      year or to the participant's beneficiaries when circumstances warrant favorable consideration for an award for such year.

12. A participant has no right, title or interest in any assets of the Company and subsidiaries by reason of any award made pursuant to this MPI Plan and such award reflects only an unsecured contractual obligation to make the payment to the participant of the approved award under the terms and conditions of the MPI Plan.

13.   The Board of Directors may modify or terminate this MPI Plan at any time.